SECURITIES & EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ______________________

                              SCHEDULE 13G
                 Under the Securities Exchange Act of 1934

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(b)

                           Gadzoox Networks, Inc.
                             (Name of Issuer)

                               Common Stock
                      (Title of Class of Securities)

                                362555104
                              (CUSIP Number)

                             March 6, 2000
          (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 13 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 362555104             13G                   Page 2 of 13 Pages

________________________________________________________________________
   (1) NAMES OF REPORTING PERSONS Galleon Technology Partners I, L.P. I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [ ]
                                                                (b)  [x]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               81,983
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               81,983
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               81,983
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.3%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                   Page 3 of 13 Pages
_______________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Galleon Technology Partners II, L.P.

________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
________________________________________________________________________
     (3)  SEC USE ONLY
________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                                  - 0 -
SHARES
          ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY                                         311,380
          ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  - 0 -
REPORTING
          ______________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                 311,380
________________________________________________________________________
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 311,380
________________________________________________________________________
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                   [ ]
________________________________________________________________________
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                               1.2%
________________________________________________________________________
      (12)  TYPE OF REPORTING PERSON **
                                                PN
________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    <page

CUSIP No. 362555104             13G                   Page 4 of 13 Pages
_______________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Galleon New Media Partners, L.P.

________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
________________________________________________________________________
     (3)  SEC USE ONLY
________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                                - 0 -
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                90,850
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                - 0 -
REPORTING      _________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                90,850
________________________________________________________________________
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                90,850
________________________________________________________________________
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
________________________________________________________________________
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                  0.4%
________________________________________________________________________
       (12)  TYPE OF REPORTING PERSON **
                                                PN
________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                                    <page

CUSIP No. 362555104             13G                   Page 5 of 13 Pages
_______________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Galleon Management, L.P.

________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
________________________________________________________________________
     (3)  SEC USE ONLY
________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                                - 0 -
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,129,087
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                - 0 -
REPORTING      _________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                1,129,087
________________________________________________________________________
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,129,087
________________________________________________________________________
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
________________________________________________________________________
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                4.4%
________________________________________________________________________
       (12)  TYPE OF REPORTING PERSON **
                                                PN, IA
________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                   Page 6 of 13 Pages

________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
                    Galleon Management, L.L.C.
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [ ]
                                                                (b)  [x]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              1, 129,087
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              1,129,087
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              1,129,087
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 4.4%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                   Page 7 of 13 Pages

________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Galleon Advisors, L.L.C.

________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
________________________________________________________________________
     (3)  SEC USE ONLY
________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                                  - 0 -
SHARES
          ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                484,213
OWNED BY
          ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  - 0 -
REPORTING
          ______________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                484,213
________________________________________________________________________
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                484,213
________________________________________________________________________
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                   [ ]
________________________________________________________________________
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                  1.9%
________________________________________________________________________
      (12)  TYPE OF REPORTING PERSON **
                                                OO, IA
________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    <page

CUSIP No. 362555104             13G                   Page 8 of 13 Pages
________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Raj Rajaratnam

________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [ ]
                                                                (b)  [x]
________________________________________________________________________
     (3)  SEC USE ONLY
________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             U.S.
________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                                   - 0 -
SHARES
          ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY       						1,613,300
          ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   - 0 -
REPORTING
          ______________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                 1,613,300
________________________________________________________________________
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,613,300
________________________________________________________________________
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                   [ ]
________________________________________________________________________
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                   6.3%
________________________________________________________________________
       (12)  TYPE OF REPORTING PERSON **
                                                IN
________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    <page

CUSIP No.                       13G                  Page 9 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Gadzoox Networks, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5850 Hellyer Avenue, San Jose, CA 95138.


Item 2(a).     Name of Person Filing:

      This statement is filed by (a) Galleon Technology Partners I, L.P. ("Domestic Fund I"), (b) Galleon Technology Partners II, L.P., ("Domestic Fund II); (c) Galleon New Media Partners, L.P. ("Media Partners"); (d) Galleon Management, L.P. ("Management LP"), (e) Galleon Management, L.L.C. ("Management LLC"), (f) Galleon Advisors, L.L.C. ("Advisors"); and (g) Raj Rajaratnam ("Rajaratnam"). The persons listed in (a) through (g) above are collectively referred to herein as the "Reporting Persons".

Item 2(b).	   Address of Principal Business Office or, if None,
               Residence:

      The address of the principal business office of each of the Reporting Persons is 135 East 57th Street, New York, New York 10022.

Item 2(c).	   Citizenship:

	Rajaratnam is a U.S. citizen. Each of the other Reporting Persons is a limited liability company or limited partnership organized under the laws of Delaware.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
       Common Stock.

ITEM 2(e).  CUSIP NUMBER:
       362555104.

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the
                    Act,
          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of
                    the Act,
          (d) [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act of 1940,
          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

CUSIP No.                       13G                  Page 10 of 13 Pages

           (f) [ ]  Employee Benefit Plan or Endowment Fund in
                    accordance with 13d-1 (b)(1)(ii)(F),
           (g) [ ]  Parent Holding Company or control person in
                    accordance with Rule 13d-1 (b)(1)(ii)(G),
           (h) [ ]  Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
           (i) [ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                    Investment Company Act of 1940,
          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

A. Domestic Fund I
              (a) Amount beneficially owned: 81,983 shares
              (b) Percent of class: 0.3%  The percentages used herein and in the rest of Item 4 are calculated based upon 25,776,120 shares of Common Stock issued and outstanding, as reported in the Form 10-Q of the Company for the quarter ended December 31, 1999.
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 81,983
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     81,983 shares

B. Domestic Fund II
              (a) Amount beneficially owned: 311,380 shares
              (b) Percent of class: 1.2%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 311,380
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     311,380 shares

C. Media Partners
              (a) Amount beneficially owned: 90,850 shares
              (b) Percent of class: 0.4%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 90,850
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     90,850 shares

D. Management LP
              (a) Amount beneficially owned: 1,129,087 shares
              (b) Percent of class: 4.4%

CUSIP No.                       13G                  Page 11 of 13 Pages

             (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 1,129,087
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     1,129,087 shares
                Management LP owns directly no shares of Common Stock. Management LP serves as the investment manager of Galleon New Media Partners International, Ltd., Galleon International Fund, Ltd. and several managed accounts (the "Managed Accounts") and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Managed Accounts. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Management LP may be deemed to own beneficially the shares of Common Stock beneficially owned by the Managed Accounts.

E. Management LLC
              (a) Amount beneficially owned: 1,129,087 shares
              (b) Percent of class: 4.4%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 1,129,087
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     1,129,087 shares
                Management LLC owns directly no shares of Common Stock. Management LLC is the general partner of Management LP and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Managed Accounts. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Management LLC may be deemed to own beneficially the shares of Common Stock beneficially owned by the Managed Accounts.

F. Advisors
              (a) Amount beneficially owned: 484,213 shares
              (b) Percent of class: 1.9%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 484,213
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     484,213 shares
                Advisors owns directly no shares of Common Stock. Advisors is the general partner of Domestic Fund I, Domestic Fund II and Media Partners (collectively, the "Partnerships") and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Partnerships. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Advisors may be deemed to own beneficially the shares of Common Stock beneficially owned by the Partnerships.

CUSIP No.                       13G                  Page 12 of 13 Pages

G. Rajaratnam
              (a) Amount beneficially owned: 1,613,300 shares
              (b) Percent of class: 6.3%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: 1,613,300
                     shares
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     1,613,300 shares
                 Rajaratnam owns directly no shares of Common Stock. Rajaratnam is the sole managing member of Advisors and the controlling managing member of Management LLC and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Partnerships and the Managed Accounts. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Rajaratnam may be deemed to own beneficially the shares of Common Stock beneficially owned by the Partnerships and the Managed Accounts.

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another
Person.

     Each of the Managed Accounts has the right to receive dividends from and the proceeds of the sale of the Common Stock. None of the Managed Accounts has such rights with respect to more than 5% of the Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No.                       13G                  Page 13 of 13 Pages
Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  March  __, 2000
                                    _____________________
                                    Raj Rajaratnam
                                    for himself and as
                                    Managing Member of
                                    Galleon Management, L.L.C.;
                                    as General Partner
                                    of Galleon Management, L.P.; and
                                    as Managing Member of
                                    Galleon Advisors, L.L.C., for itself
                                    and as general partner of Galleon
                                    New Media Partners, L.P., Galleon
                                    Technology Partners I, and Galleon
                                    Technology Partners II

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